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                                                                    EXHIBIT 99.2

[LOGO] Mellon
                                                    News Release

       Contact: Glenn R. Boyet                      Corporate Affairs
                (412) 236-0082                      One Mellon Bank Center
                boyet.gr@mellon.com                 Pittsburgh, PA 15258-0001
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FOR IMMEDIATE RELEASE

                        MELLON BANK IS YEAR 2000 READY
                      --Goals met for June 30 milestone--

PITTSBURGH, July 2, 1999--Mellon Bank Corporation today announced that it has met its June 30, 1999, year 2000 goals and is ready for the year 2000. All of its critical and other important information technology and non-information technology systems have been addressed and successfully tested for the year 2000. Mellon is confident that after Dec. 31, 1999, its customers will continue to receive the same levels of service that they currently enjoy.

     "Reaching this milestone on schedule is another example of Mellon's commitment to our customers," said Martin G. McGuinn, Mellon chairman and chief executive officer. "Thanks to the outstanding effort of our many employees dedicated to this project, our mission-critical systems are ready for the year 2000. Our goal all along has been to make the transition to this historic event uneventful for our customers."

     Mellon's year 2000 initiative, which began in early 1996 and has involved more than 500 employees across the Corporation, is the largest technology project undertaken by Mellon, the first bank in the United States to install a computer in the 1950s.

     "As a result of the hard work of our employees, Mellon will be able to process dates and date-related information after Dec. 31, 1999, and customers will continue to receive the same levels of service that they currently enjoy. They will be able to access their account information, receive statements, perform automatic bill paying and complete other types of transactions, as they normally do," McGuinn said.

                                    -more-

                               [LOGO OF MELLON]

                   [LOGO OF DREYFUS]     [LOGO OF THE BOSTON COMPANY]


  The Dreyfus Corporation and The Boston Company are companies of Mellon Bank
                                 Corporation.
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Mellon Year 2000 Ready
July 2, 1999
Page 2

     The Federal Financial Institutions Examination Council (FFIEC) set June 30, 1999, as the date for financial services institutions to complete testing of critical systems. The FFIEC is the regulatory body that oversees the year 2000 efforts of banks and their affiliates. According to the Gartner Group and U.S. Senate Special Committee on the Year 2000 Technology Problem, the financial services industry is among the best-prepared industries for the year 2000.

     Mellon continues to monitor the readiness of the numerous third parties it relies upon in providing services to customers. The year 2000 challenge is an unprecedented event, and a key element of Mellon's project is contingency planning if a problem should occur during or after the date change. The contingency plans for Mellon's critical processes have been enhanced to include year 2000 scenarios. Mellon's focus for the balance of 1999 will be on validating its year 2000 contingency plans and developing event plans for the key time periods around the year 2000 date change.

     As part of its planning for the year 2000, Mellon previously announced that key retail bank locations will be open for business Saturday, Jan. 1, 2000. In early December, Mellon will publicize a list of traditional and supermarket offices in key locations throughout Pennsylvania, New Jersey, Delaware and Maryland that will be open for business Jan. 1 and Sunday, Jan. 2, 2000. Mellon offices will have extended hours on New Year's Eve (Friday, Dec. 31), some until 8 p.m.

     Also open throughout the entire New Year's weekend will be the MellonDirect24 center, which is staffed 24 hours a day, seven days a week, even on holidays such as Thanksgiving, Christmas and New Year's Eve and Day. The MellonDirect24 Center provides access to a full selection of electronic banking services such as Telephone Banking; Bank-by-Web and Web Bill-Paying; and PC Banking. In addition, the MellonDirect24 Center will be staffed by customer service representatives to answer questions from Mellon customers. Customers also will have access to Mellon's network of more than 700 conveniently located ATMs throughout Pennsylvania, New Jersey, Delaware and Maryland.

                                    -more-
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Mellon Year 2000 Ready
July 2, 1999
Page 3

     A broad-based financial services company with a bank at its core, Mellon Bank Corporation ranks among the nation's largest financial services companies in market capitalization. With more than $2.3 trillion in assets under management, administration or custody, including more than $400 billion under management, Mellon provides a full range of banking, investment and trust products and services to individuals and small, midsize and large businesses and institutions. Its mutual fund companies, The Dreyfus Corporation and Founders Asset Management in the United States, and Newton Management Limited in the United Kingdom, place Mellon as one of the world's leading managers of mutual funds. Mellon also is a global leader in benefits consulting through its Buck Consultants, Inc., subsidiary in New York. Headquartered in Pittsburgh, Mellon's principal subsidiary is Mellon Bank, N.A.

     Press releases and other information about Mellon Bank Corporation and its products and services are available at www.mellon.com on the Internet. For Mellon press releases by fax, call 1 800 758-5804, identification number 552187.

This information is a year 2000 readiness disclosure as defined in the federal Year 2000 Information and Readiness Disclosure Act. This press release contains "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Reference is made to the Corporation's filings on Forms 10-K and 10-Q with the Securities and Exchange Commission for factors that could cause actual results to differ materially from those anticipated, including without limitation adequate resolution of year 2000 issues by third parties and the adequacy of contingency plans.

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